EXHIBIT 16.1

GBQ Partners LLC
500 South Front Street
Columbus, Ohio 43215

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

     We were previously principal accountants for Kahiki Foods, Inc. and on May 6, 2003, we reported on the financial statements of Kahiki Foods,Inc. as of and for the two years ended March 31, 2003. On March 4, 2004, we were dismissed as principal accountants of Kahiki Foods, Inc. We have read Kahiki's statements included under Item 23 of its Form SB-2 for March 22, 2004 and we agree with such statements.

                          Very truly yours,
                      /s/ GBQ Partners, LLC
                          Certified Public Accountants

Columbus, Ohio
March 22, 2004